Exhibit 99.1

EDITED TRANSCRIPT

FCN – Q1 2017 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: APRIL 27, 2017 / 1:00PM GMT

OVERVIEW:

Co. reported 1Q17 revenues of $446.3m and net income of $14m and GAAP EPS of

$0.34. Expects 2017 revenues to be $1.775-1.875b and EPS to be $1.75-2.10. Expects

2017 adjusted EPS to be $1.90-2.20.

Client Id: 77

APRIL 27, 2017 / 1:00PM, FCN - Q1 2017 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay J. Sabherwal FTI Consulting, Inc. – CFO

Mollie Hawkes FTI Consulting, Inc. – MD of IR and Communications

Steven H. Gunby FTI Consulting, Inc. – CEO, President and Director

CONFERENCE CALL PARTICIPANTS

Kevin Damien McVeigh Deutsche Bank AG, Research Division – Head of Business and Information Services Company Research

Timothy John McHugh William Blair  & Company L.L.C., Research Division – Partner and Global Services Analyst

Tobey O’Brien Sommer SunTrust Robinson Humphrey, Inc., Research Division – MD

PRESENTATION

Operator

Good day, everyone, and welcome to the FTI Consulting First Quarter 2017 Earnings Conference Call. As a reminder, today’s call is being recorded.

And now for opening remarks and introductions, I’ll turn the call over to Mollie Hawkes, Managing Director of Investor Relations at FTI Consulting. Please go ahead.

Mollie Hawkes – FTI Consulting, Inc. – MD of IR and Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s first quarter of 2017 earnings results as reported this morning. Management will begin with formal remarks, after which, we’ll take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934, that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters. For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the heading of Risk Factors and Forward-looking Information in our most recent Form 10-K and in our other filings filed with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures, such as adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per share adjusted net income, adjusted EBITDA or adjusted segment EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and accompanying financial tables that we issued this morning which includes these reconciliation.

Lastly, there are 2 items that have been posted to the Investor Relations website – section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which has been updated to include our first quarter of 2017 results. Of note, during today’s prepared remarks, management will speak directly to – will not be directly to the quarterly earnings presentation posted on our Investor Relations website. To ensure our disclosures are consistent, these slides provide the same details as they have historically, and as I have said, are available on the Investor Relations section of our website.

Client Id: 77

APRIL 27, 2017 / 1:00PM, FCN - Q1 2017 FTI Consulting Inc Earnings Call

With these formalities out of the way, I am joined today by Steve Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby – FTI Consulting, Inc. – CEO, President and Director

Thank you, Molly, and welcome to all of you who are joining us on the phone. This was a tough quarter. As we noted in our press release, the first quarter results are disappointing. The business did get stronger over the quarter, and some of the causes of the disappointment are items that can cut negatively in 1 quarter and then surprise you by reversing themselves in another. Nevertheless, in total, the results in this quarter were sufficiently far enough below our expectations that we have reduced our guidance for the year. Ajay and I will seek during these remarks to give you a sense of the sources of that weakness as well as how we see the rest of the year unfolding, and we will leave plenty of time for questions.

Overall, we have 2 messages. First is the message I just delivered that Ajay and I, but important, not just Ajay and I, the management team as a whole are obviously not happy with the performance this quarter. But perhaps more important is the second message, which is that no one on the management team sees this performance as acceptable, and we have substantial confidence that we can and we will get the business back on track going forward.

Let me start with the summary description of the quarter that Ajay will then elaborate upon. The weakest part of our business this quarter and the bulk of the weakness overall came from Corp Fin in the United States. A business that, in fact, is one of our mainstays. It is, in fact, a great business, a business in which we have a powerful competitive position in the market, but a business that had significant weakness this quarter. That weakness this quarter had 4 main causes.

The first is market-driven weakness. As most of us know, loose money puts pressure on our restructuring business, and loose money remains a reality. Over the prior few quarters, our business managed to escape that reality based on strong performance in 3 specific industries that were under pressure in late 2015 and the first half of 2016: energy, mining and retail. We have strong competitive positions in those verticals, and our strong professionals were able to take advantage of the surge and demand in those businesses.

Over the past few months, unfortunately, that’s surge in demand from those industries ebbed. Perhaps that’s not very surprising in energy and mining as commodity prices have risen there. Perhaps more surprising in retail, the aggregate size of the market over the last 3, 6 and 9 months has shrunk compared to the corresponding prior year periods. In the case of the retail situation, we think that is a temporary drop. We anticipate and believe that we’re beginning to see a rebound in retail restructuring demand. But the decline in retail demand over the latter part of 2016 and the beginning of 2017 compared to the year prior was nevertheless a reality.

Overall, we anticipate a much of this weakening in our forecast, but in fact, not all of it, and particularly not the speed of which it unfolded. So market-driven weakness was one cause.

The second cause of the underperformance was conflicts. In a slow market there just aren’t very many large jobs, and unfortunately, this quarter for 2 of the largest jobs in the market, the Corp Fin business happen to be conflicted out because of relationships in other businesses. Conflicts are reality in our business, we face it all the time, there are bad thing in good times. Obviously, they hurt more – even more deeply in slow times.

The third cause was that some of the success piece we had hopes of receiving just didn’t happen early in the year. The data we have suggest that this quarter was one of the lowest quarters for success fees in Corp Fin in some time. That’s not because, and this is important, we don’t believe we’re going to get any success fees. We continue to believe we are going to get substantial success fees in 2017, but due to a variety of timing issues, not a lot came to fruition in the first quarter.

So we had a slowing market, and on top of that, we had 2 forces, conflicts and timing of success fees, that exacerbated the problem, just by happening to be particularly bad this quarter.

Client Id: 77

APRIL 27, 2017 / 1:00PM, FCN - Q1 2017 FTI Consulting Inc Earnings Call

Then in addition to market forces and some random factors like conflicts and success fees, we also had a couple of businesses that simply didn’t perform to our expectations. As many of you know, we have a terrific TMT business. That has been one of our successful mainstays for a long time. It’s a business with great professionals, and interestingly, it’s a versatile business, one that has historically been able to perform well, not only in boom restructuring times, but also in slow restructuring times because it’s a pretty broad practice. This business just happened to have a significantly off quarter. And then similarly, our performance improvement business in North America also significantly underperformed our hopes and expectations this quarter.

We did have some offsets to these disappointments. Our transaction advisory services and real estate businesses in the U.S. were strong, as was our overall business in Europe. But having said that, the positive factors were far from sufficient to offset the drags provided by the market, the conflicts, the lower success fees and the underperformance of the 2 businesses I mentioned. Ajay will give a little more detail on that.

Let me turn to the prospects of this business going forward. In aggregate, it’s a mixed bag. We do not anticipate the market forces getting better over the course of this year. Not overall, maybe some subsectors like retail, but not overall. Having said that, the conflicts and success fee issues are more random. We don’t believe we are now somehow more prone to conflicts or more prone to postponements of success fees. So we expect those factors to normalize as the year goes on.

And in terms of the parts of the businesses that were underperforming, these are businesses with very good professionals and a lot of pride. And as you know, we have a new leadership team in Corp Fin. It’s a very strong leadership team, a committed one and one that is aggressive about growing and improving the business. That leadership team is focused on making significant improvements, both in the businesses that underperformed this quarter, supporting them, figuring out how to help them go forward as well as supporting some of the businesses that are performing well.

The management team and I anticipate that the net of all this as though this will not be a great year for Corp Fin. We do expect to do considerably better than replicating our first quarter results over the course of this year.

Given that the main shortfall in the quarter was in Corp Fin, I spent a bulk of my time there, but let me lightly touch on some of the other businesses. Econ consulting delivered record revenues and strong earnings in the quarter, driven particularly by strength in the Compass Lexecon subsidiary. Our tech business, as you know, was a business that engage in a strategic relook last year with a view that we needed to make 2016 the bottom of this business and we could make 2016 the bottom for that business with progress showing up already in 2017. I would say that, so far, the results from this year are fully on track with those positive expectations.

Strat Comm, on the other hand, underperformed our expectations this quarter, but that’s importantly – important to note that, that’s after 3 years in a row of terrific performance. It is unfortunate that the shortfall happened to be in the quarter where we had underperformance in other businesses. But we continue to believe that this business is a business that’s overall moving briskly in a positive direction.

Finally, in FLC, we have high hopes of returning FLC to being a core growth engine. In aggregate, we are seeing progress in FLC. The management team and I had some hope that we could be seeing even more progress by now, but we are making progress. And the team and I are focused on enhancing that basis.

So that’s an overview of the quarter at a high level. Let me reflect on a few thoughts on where that leaves us. I have – Ajay and I have, the management team and I have – and I believe all of our professionals have extraordinarily high expectations for this company. This quarter was disappointing. It is a bad quarter. But it is a quarter. Last year, we had a great first quarter. That great first quarter a year ago didn’t herald simple easy times as smooth road forevermore, and similarly, a bad quarter doesn’t change the underlying fundamentals of this business nor its potential. We still have truly outstanding professionals. We still have many strong positions around the world. We still have proven that where we make bold bets, like we have in Europe and Strat Comm and elsewhere, we can take businesses that we’re doing okay or worse and move them ahead considerably. And as we’ve discussed, we still have a substantially stronger and, in fact, continually getting stronger balance sheet, which gives us the flexibility to support shareholder returns through lots of different means. And important, I would say now, we have as aligned and committed a group of leaders as I have seen during my tenure.

Client Id: 77

APRIL 27, 2017 / 1:00PM, FCN - Q1 2017 FTI Consulting Inc Earnings Call

This was a quarter. The quarter reinforces the fact that we have real work to do. We have to absorb this quarter, learn from it, reinforce what is working, take whatever corrective actions make sense and leverage in the fundamentals that will allow us to improve this business over the course of this year, and then ultimately continue to deliver on double-digit sustained EPS over time.

Management, Ajay and I are committed to do just that. So with that, let me turn this over to Ajay to give you more details on the quarter and then leave plenty of time for your questions. Ajay?

Ajay J. Sabherwal – FTI Consulting, Inc. – CFO

Thanks, Steve. In my prepared remarks, first, I will summarize our quarterly results. Then, I will review significant segment level, quarter over prior quarter and sequential quarter comparisons. After that, I will discuss our balance sheet and our revised guidance.

Starting with earnings per share, or EPS, for the first quarter of 2017, GAAP EPS and adjusted EPS were $0.34 compared to GAAP EPS of $0.73 and adjusted EPS of $0.83 in the prior year quarter.

The revenues for the first quarter of 2017 were $446.3 million, down 5.1% compared to record revenues of $470.3 million in the prior year quarter. Excluding the estimated impact of FX, revenues were $454.1 million or down 3.4% compared to the prior year quarter. First quarter net income of $14 million decreased 53.6% compared to $30.2 million in the prior year quarter. First quarter adjusted EBITDA was $38.3 million or 8.6% of revenues compared to $68.9 million or 14.6% of revenues in the prior year quarter.

As Steve said, we’re disappointed in our first quarter results. Our disappointment was primarily driven by our U.S. restructuring business, which was the main driver of our year-over-year revenue and adjusted EBITDA declines. This business was up against tough comparisons compared to the first quarter of 2016, and was affected by the lower demand for restructuring services.

To a lesser extent, looking at our businesses in aggregate, the decline in the adjusted EBITDA was also a result of higher compensation from higher headcount and higher SG&A, primarily related to an increase in bad debt expense compared to a relatively low level of bad debt in the prior year quarter.

Sequentially, compared to Q4 of 2016, our results were better. Revenue increased 1%, net income increased 97.4% and adjusted EBITDA increased 26.3% as our Forensic and Litigation Consulting, or FLC, and Technology segments both reported mid-single digit increases in revenues and double-digit increases in adjusted segment EBITDA, respectively.

Now, I will provide more insight at the segment level. In Corporate Finance & Restructuring, year-over-year revenue and adjusted segment EBITDA declined 16.7% and 67.3%, respectively. This decline was even steeper than we anticipated due to lower demand for restructuring services in North America. This was largely due to a weakening restructuring market. According to Debtwire, large Chapter 11 filings fell nearly 20% compared to the prior year quarter, while S&P rated corporate debt defaults were down 35% compared to the prior year period. The average size of filings is smaller. In fact, in the retail sector, where there has been an uptick in activity, the average size of filings by liabilities according to the deal was about $250 million in the first quarter of this year, which is down significantly from about $460 million in the first quarter of last year, and overall filings are down.

Looking at energy restructurings, another area of strength in the prior year quarter, the number of filings is down versus the first quarter of last year. In metals and mining, where we also benefited from heightened activity in the prior year quarter, we were impacted by lower demand for our services as we have seen significant price gains for industrial commodities since mid-2016.

Last year in the first quarter, there were 8 S&P rated debt defaults. This quarter, there were 0. Also we had very successful completions of client projects. In one case, we were pleased to see our client reemerge from bankruptcy and be relisted on the New York Stock Exchange earlier this month.

Client Id: 77

APRIL 27, 2017 / 1:00PM, FCN - Q1 2017 FTI Consulting Inc Earnings Call

As Steve said, the majority of the year-over-year shortfall in Corporate Finance & Restructuring was driven by the market forces I just highlighted, which were accentuated with some unfortunate conflicts for us, lower success fees in the quarter and a couple of our performance improvement, our business transformation businesses underperforming our expectations. But I do want to make clear that we continue to have the leading position in restructuring in the United States. We continue to lead the deals most current U.S. bankruptcy lead tables by total number of new engagements, and earlier this month, we were named Turnaround Firm of the Year for the third year in a row by the Global M&A Network.

As we have been investing in our business transformation businesses, we had expectations that they would help offset some of that declines in our restructuring business in slower markets. Unfortunately, while they were not down as much as our restructuring business in the quarter, they were not up in aggregate. Nondistressed revenues made up about 45% of Corporate Finance revenues in the quarter compared to about 40% of such revenues in the same quarter last year. Our nondistressed businesses include offerings like transaction advisory services, merger integration services, performance improvement and office of the CFO.

Turning to FLC, revenues decreased 6.4% and adjusted segment EBITDA declined 31.7% compared to the prior year quarter. Our FLC business offers many services, including investigations, dispute advisory, data and analytics, health solutions and construction solutions offerings, among others, with the investigations and disputes being our largest.

The year-over-year revenue and adjusted segment EBITDA declines were largely due to lower demand and realized pricing for our health solution services and a decline in demand for our global investigations service offerings. This decline was partially offset by increased demand for our construction solution services, which we continue to invest in. We added 8 construction solutions professionals in our Asia Pacific business, where we announced earlier this – which we announced earlier this quarter as we look to further strengthen our already strong expert witness and dispute resolution offerings in the region.

We also saw increased demand for our data and analytics services in North America, largely driven by mortgage-backed security related projects. As you may recall, we have discussed on previous calls that FLC has been and continues to be an important focus for us, and we have a lot of efforts committed to returning this business to being a growth engine. In that connection, I think it is important to note that, sequentially, FLC has rebounded from a weak fourth quarter, with broad-base top and bottom line improvements across most of our product lines. Sequentially, FLC revenues increased 5.6% and adjusted segment EBITDA more than doubled from $6.3 million to $13.5 million. Higher utilization and realized pricing for our dispute advisory, data and analytics and construction solutions offerings in North America, a region we stated we performed below our expectations in the fourth quarter, was the biggest factor in the sequential improvement.

EMEA also delivered sequential improvements, driven by improved utilization for our investigations and disputes offerings. So while this business is not where we expected to be longer term, in terms of utilization and EBITDA, we are moving in the right direction.

Our Economic Consulting business had another solid quarter, reporting record revenues of $139.2 million, increasing 6.5% year-over-year and 7.7%, sequentially. Year-over-year revenue growth in this business was primarily due to increased demand for antitrust services in our Compass Lexecon subsidiary. The small decline in adjusted segment EBITDA was primarily due to lower utilization with higher headcount in international arbitration and other litigation services in EMEA, and an increase in bad debt expense.

In Technology, revenues declined 4.5% or 3.4%, excluding the estimated negative impact of FX. Compared to the prior year quarter, the decrease in revenues was primarily due to lower demand for cross-border investigations. Adjusted segment EBITDA was consistent with the prior year quarter as the decrease in revenues was more than offset by lower compensation, resulting from headcount reductions taken in 2016.

Sequentially, the improvement in our technology business was meaningful. Revenues increased 6% and adjusted EBITDA increased 40% compared to the fourth quarter. The sequential improvements can be attributed to our refreshed software and services strategies and cost actions, which are beginning to gain traction.

Overall, we believe we are on the right trajectory in Technology. Strategic communications revenues decreased 3.1% compared to the prior year quarter. Excluding the estimated negative impact of FX, revenues increased 1.2%. Excluding FX, the increase in revenues was primarily due to higher revenues in the EMEA region, particularly in our public affairs business.

Client Id: 77

APRIL 27, 2017 / 1:00PM, FCN - Q1 2017 FTI Consulting Inc Earnings Call

Adjusted segment EBITDA declined $1.9 million year-over-year. The decrease in adjusted segment EBITDA was due to higher compensation related to increase in billable professionals. A decline in the higher-margin, project-based revenues in North America and the estimated negative impact of FX.

I will now discuss our balance sheet. In the first quarter, as usual, we consumed cash as we made our annual bonus payments for the prior year. Net cash used by operating activities was $93.1 million compared to net cash used by operating activities of $33.1 million in the prior year quarter. The year-over-year difference in operating cash flows is due to a decline in cash collected from lower revenues compared to a record revenues in the prior year quarter, and an increase in bonus payments for 2016 performance.

During the quarter, the company spent $36.9 million to repurchase 879,585 shares of its common stock at an average price of $41.95. As of March 31, 2017, approximately $44.5 million remained available under our $100 million share repurchase authorization, which, as discussed in February, we intend to complete in 2017. Now this will be dependent on fluctuations in the price per share of the company’s common stock, market conditions and other future events that may be beyond our control.

Cash and cash equivalents were $121 million at March 31, 2017, compared to $114.5 million at March 31, 2016.

An important final point to make. Notwithstanding the use of cash for share repurchases and bonuses in the quarter, total debt, net of cash, was $286 million at the end of the quarter, which is down more than $100 million compared to $392.5 million at March 31, 2016. This is a reflection of the strength of our balance sheet and the powerful cash flow characteristics of the company.

Turning to our guidance. Given the weaker than anticipated performance in the first quarter, we are revising our 2017 guidance downwards. We now expect revenues will range between $1.775 billion and $1.875 billion. This compares to our previous guidance range of between $1.8 billion and $1.9 billion. We now estimate that EPS will range between $1.75 and $2.10. This compares to the previous EPS range of between $1.95 and $2.30. We now estimate that adjusted EPS will range between $1.90 and $2.20. This compares to the previous EPS – adjusted EPS range of between $2.10 and $2.40.

As a reminder, and as we mentioned on our year-end call, the variance between GAAP and adjusted EPS guidance for 2017 is related to estimated lease cancellation charges for our Washington, D.C. office move, which will result in an estimated charge of between $0.10 and $0.15 in the second quarter of 2017.

In closing, while we recognize that we had a disappointing quarter, we are optimistic for the remainder of the year because our prior revenue and cost initiatives are already showing results in certain segments like FLC and Technology, and we expect their performance to improve. We have a management team that is committed to improving performance, both by revenue enhancing initiatives and, where appropriate, by cost reductions.

With our strong balance sheet, we can enhance shareholder returns through a variety of capital deployment strategies. For example, we followed through on our commitment to buy back shares and have adequate ability to continue to do so. And our leading businesses and practitioners are well-positioned to win in the market. And where we have the right to win, we will not shy away from adding talented practitioners and adjacent businesses when we find opportunities to do so. With that, I will open the call for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) We’ll go first to Tobey Sommer with SunTrust.

Client Id: 77

APRIL 27, 2017 / 1:00PM, FCN - Q1 2017 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer – SunTrust Robinson Humphrey, Inc., Research Division – MD

I wanted to start out by asking, you’ve been at the helm now looking at this collection of businesses and how it performs together in a relatively slow economic growth environment. What are the – in aggregate with the collection of businesses, what’s the best backdrop in terms of economies to – in order for you to grow, not only the top line, but increase EBITDA?

Steven H. Gunby – FTI Consulting, Inc. – CEO, President and Director

Yes, thanks, Tobey. Shall I take that, Ajay?

Ajay J. Sabherwal – FTI Consulting, Inc. – CFO

Yes.

Steven H. Gunby – FTI Consulting, Inc. – CEO, President and Director

Look, let me answer that in 2 ways. In our current situation and then where I think we’re moving, let me start with where I think we’re moving. I think, I believe our business has enormous potential to actually grow even without the benefit from the economy. And I think where we have made the right investments aggressively, and hard-nosed investments, you can’t just invest, you have to invest in the right places. We are showing that. The change in the trajectory of Strat Comm wasn’t because the economy got better, it was because we started to invest behind the better propositions and stop investing behind some of the propositions where we didn’t have the right to win. And in Europe, I mean, you can’t say the European economy has been doing better than the U.S. economy, and that’s going forward, I think, so that is the aspiration. But that requires some hard-nosed look at each of the positions and hard-nosed investments, and we’ve been moving through the business to get there. And I think we are getting there, but we’re not fully there. And you see that this quarter. I think in the absence of that, this business is so affected by the restructuring market, right? I mean, It’s just – It is such a powerful competitive position that when there were deals out there, we tend to win, and it’s a business with great professionals. We have a pretty high fixed cost structure because of our comp structure. And therefore, when we win, a lot of it goes to the bottom line, when we don’t have it a lot of them hits the bottom line. So over the history of this company, the best market is when there’s a lot of restructuring. It’s clearly you can tie that. The second best thing is a lot of M&A, and sometimes those are inconsistent. But I would say that’s the history. What I am trying to do and what I think we now have the management team committed to do is to never belie the – some reality to that, but make sure we’re doing enough to offset that. And we just haven’t yet got there some places in the U.S. Let me say one more thing on that. For example, performance improvement is not dependent on that. And we’re just behind on where I would hope we would be in performance improvement. And the people who were doing really good performance improvement work, the downturn in restructuring doesn’t affect it. But given where we are, it affects us a lot. Did I get that part of your question Tobey?

Tobey O’Brien Sommer – SunTrust Robinson Humphrey, Inc., Research Division – MD

You did. I just had 1 follow-up, if I could. What does your guidance imply for the trajectory of EBITDA this year? Will that be kind of down a comparable amount to EPS? Or how should we think about, certainly you’ve got some repurchase in the guidance?

Ajay J. Sabherwal – FTI Consulting, Inc. – CFO

The answer is we haven’t given specific EBITDA guidance. But this change relates to EBITDA, not repurchase. Repurchases were already factored into our earlier guidance. So it is corresponding reduction.

Operator

We’ll go next to Kevin McVeigh with Deutsche Bank.

Client Id: 77

APRIL 27, 2017 / 1:00PM, FCN - Q1 2017 FTI Consulting Inc Earnings Call

Kevin Damien McVeigh – Deutsche Bank AG, Research Division – Head of Business and Information Services Company Research

Just wanted to follow up on the restructuring a little bit in terms of trying to just get a better understanding of the timing from when you folks would get engaged relative to actual distress. So kind of looking at the retail space, I’d imagine you folks start to come in before there’s actually filing. So has the process started where you’re coming in to maybe try to optimize cost structures and things like that? And in an effort to try to stave off of bankruptcy and without getting too specific with clients, how does that typically come about in terms of lead time and when you start to see that firm up in the revenue?

Steven H. Gunby – FTI Consulting, Inc. – CEO, President and Director

Yes, it’s a good question, Kevin. Look, it varies by what role we play in the restructuring. And I’m not the expert on the exact timing. But what I think is the case is, when we take creditors side positions, those tend to be later, those tend to be actually after – often after somebody has filed occasionally we’ll start to get involved ahead of time. On company side positions, sometimes it’s late, but often you’re right, we’re getting involved earlier to try to help somebody stave off bankruptcy. And so there’s some lead time. And certainly the conversations start quite a bit ahead of time. And so it’s just a mixture depending on the role we play. Does that begin to address your question?

Kevin Damien McVeigh – Deutsche Bank AG, Research Division – Head of Business and Information Services Company Research

It does. And then just another question on that was it looks like the FTEs on the restructuring side picked up a little bit, utilization down, is there any way to think about or rather up sequentially but still kind of sub-60? Is there any way to think about kind of utilization targets in that business in the back half of the year?

Steven H. Gunby – FTI Consulting, Inc. – CEO, President and Director

Well, yes, I don’t know what we disclosed publicly, but I would say that nobody in the business thinks utilization targets in the 50s is a good target. Can I say that?

Kevin Damien McVeigh – Deutsche Bank AG, Research Division – Head of Business and Information Services Company Research

Yes.

Steven H. Gunby – FTI Consulting, Inc. – CEO, President and Director

And look, I think the trick is that what you have to do in a professional services business is always be careful. If you have great talent, you can’t do something based on a bad quarter, because it’s too hard to get good talent. Now you have to do 2 other things in addition. You have to make sure that you’re looking for people who are going to be here long term, and that’s something you should be doing even in good times. Because if you have – you just have to continually look through and make sure you have the right group of people, and you have to do that, and that’s an ongoing thing. And then obviously, if you have bad businesses, you have to confront those and exit them like we did for Brazil and some parts of FLC in Brazil and so forth. In Corp Fin in the U.S., it’s a complicated thing because it’s a really good business where we have a lot of good people. And so there’s – you got to go always prune the people who aren’t doing well, but you also have to then say, if I got really good people, I got to go bust my tail and get them busy because I want these people here for the next boom. And I would say all of those things are being looked at. And Carlyn Taylor is co-leader to this. I think he’s flown 3x to Australia to help sell project back there, and we have people flying around, and I think there’s real opportunity to get people busy. But nobody thinks utilization in the 50s is the right number. Does that help?

Client Id: 77

APRIL 27, 2017 / 1:00PM, FCN - Q1 2017 FTI Consulting Inc Earnings Call

Kevin Damien McVeigh – Deutsche Bank AG, Research Division – Head of Business and Information Services Company Research

Yes. That’s very helpful.

Operator

(Operator Instructions) We’ll go next to Tim McHugh with William Blair.

Timothy John McHugh – William Blair & Company L.L.C., Research Division – Partner and Global Services Analyst

First, I guess, I just wanted to ask, and somewhat connected to the last question, but expense growth as we go through the remainder of the year. I guess, have you already started to take actions or what would be the expectation? Are you – is the guidance assuming you grow into the expense base? Can you help give us any context for, I guess, how you’re approaching it at this point?

Steven H. Gunby – FTI Consulting, Inc. – CEO, President and Director

Look, I would say this that in terms of you’re talking about overhead expenses, I think the answer is you either do 1 of 2 things. You either grow into the expense base or you reduce the expense space. And those have to be conversations that one has after a tough quarter. And I’ll just maybe leave it at that, Tim.

Timothy John McHugh – William Blair & Company L.L.C., Research Division – Partner and Global Services Analyst

Okay. Well, I have – I am going to guess have you had those conversations? Or...

Steven H. Gunby – FTI Consulting, Inc. – CEO, President and Director

Of course, we had those conversations, right? I mean, the question is but the both of those are very viable because we have such different parts of our business. I mean, we do have, even in the slow quarter, some businesses that are growing extraordinary successfully. And you’re not going to address cost issues there and you’re not going to address cost issues in business that have a temporally blipped down. But where you have now a rethinking of where – what the trajectory of the business is, you have to have cost structures that support them in the right way. And those conversations, I mean, of course, are going on.

Timothy John McHugh – William Blair & Company L.L.C., Research Division – Partner and Global Services Analyst

Okay. And then in Strat Comm, I know it’s, obviously, it’s had a good run for a while, but weaker this quarter. Is there – I guess, what part was weaker? And could give more color there, and how comfortable are you that, that’s just timing or kind of a blip versus has something changed in the demand environment or your positioning or something?

Steven H. Gunby – FTI Consulting, Inc. – CEO, President and Director

Yes. Look, so let me be clear on that. I don’t think you can ever hold any one of our businesses to having no blips down. If you’re going to hold any business to that, they’re going to fail at some point. And so – there’s a certain number of – certain amount of randomness in the business. So could Strat Comm or any other business have another down quarter? Of course, they can. What you can have is a sense of whether you feel like it’s on the right trajectory, which actually, I think, if you have that clear sense, it means over any multi-quarter period, it will be up. And we clearly have that conviction with Strat Comm. This was just a little bit off. There’s no change. Actually, frankly, our competitive position continues to grow in that business, we are attracting very talented people from the outside, we have good discipline promotion processes and so forth. But I think this – I not only this business has ever been in a better shape competitively as we have it now. The first quarter just happen to be an off quarter. But I can’t guarantee, Tim, that any business doesn’t have another off quarter in this year, but there’s no change in our confidence that this business is positioned in the right way going forward. Does that answer?

Client Id: 77

APRIL 27, 2017 / 1:00PM, FCN - Q1 2017 FTI Consulting Inc Earnings Call

Timothy John McHugh – William Blair & Company L.L.C., Research Division – Partner and Global Services Analyst

Yes, it does. And then, lastly, just the comments around, I guess, going back to the restructuring market, you mentioned you’re conflicted out some of the bigger engagements. But, I guess, just market share wise, did you feel like you’ve won, absent factors like that? Has your – I guess your ability to capture the work that’s come out remain consistent with what you would’ve thought and it’s just the number of opportunities? Or I guess, talk about that dynamic.

Steven H. Gunby – FTI Consulting, Inc. – CEO, President and Director

Yes. It’s certainly mostly the number of opportunities. I mean, as overall, we can’t see that we’ve lost share. I mean, we look pretty hard at different subsectors and say, Geez, how many did we win in this quarter? And then it gets really hard, because when you look at subsectors, you can be looking at there were 3 jobs for this subsector and did you win 1 or did you win 2 and those sorts of things. We feel pretty good about our competitive position in the various verticals that have historically been strong here, mining, energy, and retail. And we don’t feel like we’ve – were worse competitively. But we do think the market is down, and we think energy and mining will continue to be down. I think it’ll be important that we continue to win our – a good share of the retail things going forward. Because the retail business, there are more filings now, they want the biggest filings. But we think the dip in retail that we saw the second half of last year was a temporary dip down. And we think that business is going to come back. So it’ll be important that we win our share of those going forward. But as of now, we’re feeling pretty good about our competitive position. Does that answer your question, Tim?

Timothy John McHugh – William Blair & Company L.L.C., Research Division – Partner and Global Services Analyst

Yes.

Operator

And with no further questions in the queue at this time, we will – that does conclude today’s presentation. We thank you for your participation.

Steven H. Gunby – FTI Consulting, Inc. – CEO, President and Director

Thank you, all.

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